Exhibit 10.3

AMENDMENT TO CHANGE OF CONTROL AGREEMENT
FOR
GERALD F. SOPP

THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT dated as of November 15, 2017 (this "Amendment"), amends that certain Change of Control Agreement dated March 28, 2007, as previously amended by Amendment to Change of Control Agreement dated December 16, 2009, Amendment to Change in Control Agreement dated October 14, 2011, and Amendment to Change in Control Agreement dated December 19, 2012 (as so amended, the "Agreement") by and among DNB FINANCIAL CORPORATION ("Holding Company"), DNB FIRST, NATIONAL ASSOCIATION, a national banking association with principal offices at 4 Brandywine Avenue, Downingtown, PA 19335 ("Bank") (Holding Company and Bank are sometimes referred to individually and collectively herein as the "Company") and Gerald F. Sopp, an individual ("Executive").

Background

A. The Company and the Executive desire to amend the Agreement to make certain modifications to the severance payments to be received by the Executive in the event of a change in control.

C. The Boards of Directors of the Holding Company and the Bank have each approved this Agreement and it is intended to be maintained as part of the official records of the Holding Company and the Bank.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

1.  Definitions.  Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings assigned thereto in the Agreement.

2.  Change to Base Severance Multiplier and Elimination of Golden Parachute Limitation.  Section 3(f)(I) is hereby revised to increase the multiplier for computing the Base Severance amount and to delete the last sentence of the first paragraph thereof.  As revised such first paragraph shall read as follows:

(I) Base Severance. A basic severance payment ("Base Severance") in an amount equal to: (X) the sum (herein called "Total Annual Cash Compensation") of two elements:  (I) the aggregate amount of (i) salary, (ii) the Company's cash contribution toward the cost of medical, life, disability and health insurance benefits, and (iii) employer contributions (whether or not matching) under the Company's qualified defined contribution retirement plans, that was payable to or for the benefit of Executive at any time during the most recent full fiscal year of the Company ended prior to the time the Executive becomes entitled to severance payments under this Section (the "Base Element"), plus (II) the aggregate cash bonuses that have been earned by the Executive during the most recent fiscal year of the Company ended prior to the time the Executive becomes entitled to severance payments under this Section, but any bonus shall only be included in the foregoing to the extent it has been finally approved and fixed as to amount at the time the Executive becomes entitled to severance payments under this Section (the "Bonus Element"); multiplied by (Y) 2.50.  Such payment shall be made in a lump sum within one (1) calendar week following the date of termination, or, if later, at the earliest time permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), subject to withholding by the Company as required by applicable law and regulations.

3.  Reaffirmation of Agreement as Amended; Conflicts.  All of the provisions of the Agreement, as amended by this Amendment, remain in full force and effect.  In the event that any express provision of the Agreement conflicts with any express provision of this Amendment, the express provisions of this Amendment shall control.  All references to the "Agreement" hereafter shall mean the Agreement as amended by this Amendment.

4.  Prior Agreements. There are no other agreements between Company and Executive regarding the subject matter of this Amendment. This Amendment is the entire agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous discussions, representations, understandings or agreements regarding its subject matter.

5.  Assigns and Successors. The rights and obligations of Company and Executive under this Amendment shall inure to the benefit of and shall be binding upon the successors and assigns of Company and Executive, respectively, provided, however, that Executive shall not assign or anticipate any of his rights hereunder, whether by operation of law or otherwise. For purposes of this Agreement, "Company" shall also refer to any successor to Holding Company or Bank, whether such succession occurs by merger, consolidation, purchase and assumption, sale of assets or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Agreement as of the date first set forth above.

Attest:		Holding Company: DNB FINANCIAL CORPORATION
By:
Name:	Bruce E. Moroney	Name:	William J. Hieb
Title:	Chief Accounting Officer	Title:	President and CEO

Attest:		Bank DNB FIRST, NATIONAL ASSOCIATION
By:
Name:	Bruce E. Moroney	Name:	William J. Hieb
Title:	Chief Accounting Officer	Title:	President and CEO

Witness:		Executive:

Print Name:		Name:	Gerald F. Sopp
Individually